EXHIBIT 99.1

Torchlight Energy Resources, Inc. Announces Closing of Underwritten Public Offering of Common Stock

PLANO, TX – January 16, 2020 – Torchlight Energy Resources, Inc. (NASDAQ: TRCH), an energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States, today announced the closing of its previously announced underwritten public offering of 3,285,715 shares of its common stock at a public offering price of $0.70 per share, for total gross proceeds of approximately $2.3 million, before deducting underwriting discounts and other offering expenses payable by the Company. Additionally, the Company has granted the underwriter a 45-day option to purchase additional shares to cover over-allotments.

Aegis Capital Corp. acted as sole manager for the offering.

Torchlight Energy Resources, Inc. intends to use the net proceeds from the offering for general business purposes, which may include drilling capital, acquisitions of assets and working capital.

A shelf registration statement relating to the shares of common stock issued in the offering was filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. Copies of the prospectus supplement and accompanying prospectus have been filed with the SEC and may be obtained from Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, New York 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010, or by accessing the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Torchlight Energy Resources, Inc.

Torchlight Energy Resources, Inc. (TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary focus on acquisition and development of highly profitable domestic oil fields. The company has assets focused in West and Central Texas where their targets are established plays such as the Permian Basin. For additional information on the Company, please visit www.torchlightenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements, including, but not limited to, the company's proposed follow-on offering. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the company believes may affect its financial condition, results of operations, business strategy and financial needs, including the expectation that the offering will be successfully completed. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the company cautions investors that actual results may differ materially from the anticipated results.

Investor Relations Contact

Derek Gradwell
Investor Relations Consultant
Phone: 512-270-6990
Email: ir@torchlightenergy.com